Exhibit 99.1

NETLIST REPORTS SECOND QUARTER 2012 RESULTS

IRVINE, CALIFORNIA, August 14, 2012 - Netlist, Inc. (NASDAQ: NLST), a designer and manufacturer of high-performance memory subsystems, today reported financial results for the second quarter and six months ended June 30, 2012.

Revenues for the three months ended June 30, 2012, were $10.6 million, down 34 percent from revenues of $16.0 million for the second quarter ended July 2, 2011.  Gross profit for the three months ended June 30, 2012, was $2.7 million, or 26 percent of revenues, compared to a gross profit of $4.9 million, or 31 percent of revenues for the three months ended July 2, 2011, a decrease of 45 percent.

Adjusted EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) after adding back net interest expense, provision for income taxes, depreciation, amortization, stock-based compensation and net non-operating expense (income) was a loss of $2.9 million for the three month period ended June 30, 2012, compared to an adjusted EBITDA loss of $393,000 for the prior year period.

Net loss for the three months ended June 30, 2012, was $4.0 million, or $0.14 loss per share, compared to a net loss in the prior year period of $1.5 million, or $0.06 loss per share.  These results include stock-based compensation expense of $482,000 for the second quarter of 2012, compared to $406,000 for the second quarter of 2011.

“Our second quarter results reflect the current transitional period of our business as we focus on introducing our new product lines while older product lines wind down,” said C.K. Hong, Chief Executive Officer of Netlist. “During the quarter, we were pleased to see initial shipments of 16GB HyperCloud and 16GB VLP at HP and IBM, and expect volumes for these products to grow in the second half of the year. We also introduced the 32GB 4 Rank Planar-X RDIMM, the lowest cost-per-bit high density memory and 32GB VLP, the highest density blade server memory ever offered. Over the next couple of quarters, we look forward to the launch of the highest density HyperCloud, 32GB HCDIMM with IBM as well as qualifications of this product across several other major OEMs. We’ve invested heavily over the past few years to create these new IP-intensive products and collectively, they represent the industry’s most complete suite of high density, high performance memory solutions. We expect to see accelerated adoption of these products in our addressable markets starting later this year, providing a path to future growth for Netlist.”

Revenues for the six months ended June 30, 2012, were $24.5 million, down 12 percent from revenues of $28.0 million for the six months ended July 2, 2011.  Gross profit for the six months ended June 30, 2012, was $8.2 million, or 33 percent of revenues, compared to a gross profit of $8.7 million, or 31 percent of revenues, for the six months ended July 2, 2011, an increase of 2% in margin percentage and a decrease of 6 percent for the period in gross profit dollars.

Net loss for the six months ended June 30, 2012, was $5.1 million, or $0.18 loss per share, compared to a net loss in the prior year period of $4.3 million, or $0.17 loss per share.  These results include stock-based compensation expense of $1.0 million and $0.8 million for the six month periods ended June 30, 2012 and July 2, 2011, respectively.

As of June 30, 2012, cash, cash equivalents, and investments in marketable securities were $11.7 million, total assets were $34.3 million, working capital was $19.2 million, total debt was $3.7 million, and stockholders’ equity was $20.1 million.

Conference Call Information

As previously announced, Netlist is conducting a conference call today to be broadcast live over the Internet at 5:00 pm Eastern Time to discuss and review the financial results for the second quarter ended June 30, 2012.  The dial-in number for the call is 1-800-860-2442.  The live webcast and archived replay of the call can be accessed in the Investors section of Netlist’s website at www.netlist.com.

Note Regarding Use of Non-GAAP Financial Measures

Certain of the information set forth herein, including EBITDA and adjusted EBITDA, may be considered non-GAAP financial measures. Netlist believes this information is useful to investors because it provides a basis for measuring Netlist’s available capital resources, the operating performance of Netlist’s business and Netlist’s cash flow, excluding net interest expense, provisions for income taxes, depreciation, amortization, share-based compensation and non-operating net income and expense that would normally be included in the most directly comparable measures calculated and presented in accordance with Generally Accepted Accounting Principles. Netlist’s management uses these non-GAAP financial measures along with the most directly comparable GAAP financial measures in evaluating Netlist’s operating performance, capital resources and cash flow. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-financial measures as reported by Netlist may not be comparable to similarly titled amounts reported by other companies.

About Netlist:

Netlist, Inc. designs and manufactures high-performance, logic-based memory subsystems for server and storage applications for cloud computing. Netlist’s flagship products include HyperCloud™, a patented memory technology that breaks traditional memory barriers, NVvault™ family of products that enables data retention during power interruption, EXPRESSvault™, a PCI Express backup/recovery solution for cache data protection and a broad portfolio of industrial Flash and specialty memory subsystems including VLP (very low profile) DIMMs and Planar-X RDIMMs.

Netlist develops technology solutions for customer applications in which high-speed, high-capacity, small form factor and heat dissipation are key requirements for system memory. These customers include OEMs that design and build tower, rack-mounted, and blade servers, high-performance computing clusters, engineering workstations and telecommunications equipment. Founded in 2000, Netlist is headquartered in Irvine, CA with manufacturing facilities in Suzhou, People’s Republic of China and an engineering design center in Silicon Valley, CA. Learn more at www.netlist.com which now includes a blog site with the latest news about Netlist products.

Safe Harbor Statement:

This news release contains forward-looking statements regarding future events and the future performance of Netlist. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expected or projected. These risks and uncertainties include, but are not limited to, risks associated with the launch and commercial success of our products, programs and technologies; the success of product partnerships; continuing development, qualification and volume production of EXPRESSvault™, NVvault™, HyperCloud™ and VLP Planar-X RDIMM; the timing and magnitude of the anticipated decrease in sales to our key customer; our ability to leverage our NVvault™ technology in a more diverse customer base; the rapidly-changing nature of technology; risks associated with intellectual property, including the costs and unpredictability of litigation over infringement of our intellectual property and the possibility of the Company’s patents being re-examined by the United States Patent and Trademark office; volatility in the pricing of DRAM ICs and NAND; changes in and uncertainty of customer acceptance of, and demand for, our existing products and products under development, including uncertainty of and/or delays in product orders and product qualifications; delays in the Company’s and its customers’ product releases and development; introductions of new products by competitors; changes in end-user demand for technology solutions; the Company’s ability to attract and retain skilled personnel; the Company’s reliance on suppliers of critical components and vendors in the supply chain; fluctuations in the market price of critical components; evolving industry standards; and the political and regulatory environment in the People’s Republic of China. Other risks and uncertainties are described in the Company’s annual report on Form 10-K filed on February 28, 2012, and subsequent filings with the U.S. Securities and Exchange Commission made by the Company from time to time. Except as required by law, Netlist undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(Tables Follow)

For more information, please contact:

Brainerd Communicators, Inc.	Gail M. Sasaki
Corey Kinger/Mike Smargiassi (investors)	Chief Financial Officer
Sharon Oh (media)	Netlist, Inc.
NLST@braincomm.com	(949) 435-0025
(212) 986-6667

Netlist, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

(in thousands, except par value)

	(unaudited)	(audited)
	June 30,	December 31,
	2012	2011

ASSETS
Current assets:
Cash and cash equivalents	$11,299	$10,535
Accounts receivable, net	8,094	11,399
Inventories	9,643	6,057
Prepaid expenses and other current assets	1,432	806
Total current assets	30,468	28,797

Property and equipment, net	3,306	2,771
Long-term investments in marketable securities	445	444
Other assets	130	161
Total assets	$34,349	$32,173

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,317	$6,155
Accrued payroll and related liabilities	1,305	1,813
Accrued expenses and other current liabilities	1,285	460
Accrued engineering charges	490	450
Current portion of long-term debt	908	2,144
Total current liabilities	11,305	11,022
Long-term debt, net of current portion	2,825	1,118
Other liabilities	88	94
Total liabilities	14,218	12,234

Commitments and contingencies

Stockholders’ equity:
Common stock, $0.001 par value - 90,000 shares authorized; 28,411 (2012) and 26,390 (2011) shares issued and outstanding	28	26
Additional paid-in capital	97,959	92,709
Accumulated deficit	(77,801)	(72,740)
Accumulated other comprehensive loss	(55)	(56)
Total stockholders’ equity	20,131	19,939
Total liabilities and stockholders’ equity	$34,349	$32,173

Netlist, Inc. and Subsidiaries

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

Net sales	$10,552	$16,001	$24,519	$28,001
Cost of sales(1)	7,814	11,064	16,345	19,260
Gross profit	2,738	4,937	8,174	8,741
Operating expenses:
Research and development(1)	3,770	3,755	7,612	7,439
Selling, general and administrative(1)	2,871	2,583	5,480	5,500
Total operating expenses	6,641	6,338	13,092	12,939
Operating loss	(3,903)	(1,401)	(4,918)	(4,198)
Other income (expense):
Interest expense, net	(79)	(50)	(150)	(75)
Other income (expense), net	3	(59)	8	(59)
Total other expense, net	(76)	(109)	(142)	(134)
Loss before provision for income taxes	(3,979)	(1,510)	(5,060)	(4,332)
Provision for income taxes	1	1	1	1
Net loss	$(3,980)	$(1,511)	$(5,061)	$(4,333)
Net loss per common share:
Basic and diluted	$(0.14)	$(0.06)	$(0.18)	$(0.17)

Weighted-average common shares outstanding:
Basic and diluted	28,111	24,988	27,420	24,935

(1) Amounts include stock-based compensation expense as follows:

Cost of sales	$42	$18	$77	$31
Research and development	153	146	345	288
Selling, general and administrative	287	242	583	440

Netlist, Inc. and Subsidiaries

Unaudited Schedule Reconciling GAAP Net Loss to Non-GAAP EBITDA and Adjusted EBITDA

(in thousands)

	Three Months Ended		Six Months Ended
	June 30,	July 2,	June 30,	July 2,
	2012	2011	2012	2011

GAAP net loss	$(3,980)	$(1,511)	$(5,061)	$(4,333)

Interest expense, net	79	50	150	75
Provision for income taxes	1	1	1	1
Depreciation and amortization	535	602	1,070	1,183

EBITDA	(3,365)	(858)	(3,840)	(3,074)

Stock-based compensation	482	406	1,005	759
Other income (expense), net	(3)	59	(8)	59

Adjusted EBITDA	$(2,886)	$(393)	$(2,843)	$(2,256)

The table above reconciles net loss to EBITDA and Adjusted EBITDA.  EBITDA is defined as net loss before net interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA is defined as EBITDA before net non-operating expense (income) and stock-based compensation expense. Although EBITDA and Adjusted EBITDA are not measures of performance calculated in accordance with GAAP, management believes that it is useful to Netlist, Inc. and to an investor in evaluating the Company because it is a widely used measure to evaluate a company’s operating performance.